Exhibit 99.1

Press Release

For Immediate Release

Guaranty Bancshares, Inc.

Declares Quarterly Dividend

Addison, Texas – December 12, 2019 / Business Wire / – Guaranty Bancshares, Inc. (NASDAQ: GNTY), the parent company of Guaranty Bank & Trust, N.A., today announced that its Board of Directors has declared a quarterly cash dividend in the amount of $0.18 per share of common stock.  The dividend will be paid on January 8, 2020 to stockholders of record as of the close of business on December 26, 2019.

Ty Abston, Chairman of the Board and Chief Executive Officer of Guaranty, said, “The total dividend paid for this year is $0.70, which is a 16% increase over last year’s dividend.  This continues our history of paying an increasing dividend over the past 30+ years.  Based on current stock price, this dividend yield equates to a 2.20% return.”

About Guaranty Bancshares

Guaranty Bancshares, Inc. is a bank holding company that conducts commercial banking activities through its wholly-owned subsidiary, Guaranty Bank & Trust, N.A.  As one of the oldest regional community banks in Texas, Guaranty Bank & Trust provides its customers with a full array of relationship-driven commercial and consumer banking products and services, as well as mortgage, trust, and wealth management services. Guaranty Bank & Trust has 31 banking locations across 24 Texas communities located within the East Texas, Dallas/Fort Worth, greater Houston and Central Texas regions of the state.  As of September 30, 2019, Guaranty Bancshares, Inc. had total assets of $2.3 billion, total loans of $1.7 billion and total deposits of $2.0 billion. Visit www.gnty.com for more information.

###

Contact Information:

Cappy Payne
Senior Executive Vice President & CFO
Guaranty Bancshares, Inc.
(888) 572-9881

Investors@gnty.com